RESIGNATION AGREEMENT AND GENERAL RELEASE
This RESIGNATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of February 21, 2012, is entered into by and between Stryker Corporation, a Michigan corporation (the “Company” and, together with its subsidiaries, the “Company Group”), and the undersigned, Stephen P. MacMillan.
RECITALS
Prior to February 8, 2012, the undersigned served as President and Chief Executive Officer of the Company and as Chairman of the Company's Board of Directors. The undersigned has resigned as an officer and member of the board of directors of all members of the Company Group effective February 8, 2012. The undersigned and the Company have further agreed that the undersigned will resign as an employee of the Company on February 29, 2012 (the “Separation Date”) and that such resignation shall be treated as a termination “without cause” for purposes of the applicable compensatory agreements to which the undersigned and any member of the Company Group are parties and for purposes of the benefits plans of the Company Group in which the undersigned participates. By entering into this Agreement (and not revoking the release of claims contained herein (the “General Release”)), the undersigned and the Company desire to specify, as well as settle and conclude, all of the undersigned's rights and obligations in connection with his employment with the Company Group, and the termination thereof.
AGREEMENT
NOW, THEREFORE, the undersigned and the Company agree as follows:

1.	General Release of Claims
I, Stephen P. MacMillan, in consideration of and subject to the terms and conditions set forth below, do hereby release and forever discharge and covenant not to sue each member of the Company Group, its directors, officers, executives, employees, agents, members and stockholders and the predecessors, successors, and assigns of any of the foregoing (in each case, both individually and in their official capacities) (all of the foregoing, collectively, the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have, or which my heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party, including, without limitation, arising by reason of or related to my employment with or termination of my employment from the Company Group.
By signing this Agreement, I am providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown to me, up until the effective date of this Agreement. This includes, but is not limited to, claims against any Company Released Party:

(a)	For violation of or failure to comply with any public policy;

(b)
For violation of or failure to comply with any portion of the personnel policies or handbooks of the Company Group, or any express or implied contract of employment between any member of the Company Group and me;

(c)
For harassment of, or discrimination or retaliation against me on the basis of age, race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities, in violation of any local, state, or federal law or regulation;

(d)
For violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinance pertaining to discrimination in employment or the termination of employment;

(e)	For libel, slander, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or violation of any common law duty to me; and

(f)	For failure to pay wages, salary, overtime, bonus, earned vacation, severance pay, or other compensation of any type.
Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:

(g)	Any payment or benefit set forth in this Agreement;

(h)	Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policy of the Company Group;

(i)	Vested benefits (other than severance pay or termination benefits) under the general employee benefit plans of the Company Group in which I participate;

(j)	My right to COBRA continuation coverage in accordance with applicable law, as modified by this Agreement;

(k)	Any claim for unemployment compensation or workers' compensation administered by a state government to which I am presently or may become entitled;

(l)	Any claim based upon events that occur after the Separation Date;

(m)	Any claim that the Company has breached this Agreement; and

(n)
Indemnification to which I am entitled as a current or former director or officer of any member of the Company Group, or inclusion as a beneficiary of any insurance policy related to my service in such capacity.

I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any natural person, corporation, partnership, limited liability company, joint venture, trust or other organization or entity (a “Person”) acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are released by this General Release. I represent, as of the date hereof, that I am not aware of any basis for a claim by me against any Company Released Parties that would be released by this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages in any proceeding under the ADEA or other civil rights statute.
I have been given twenty-one (21) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this Agreement knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance benefits provided for herein for the purpose of making full and final settlement of all claims referred to above. If I have signed this Agreement prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this Agreement to revoke this General Release, and that this General Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.

2.
Severance Pay and Termination Benefits. In consideration of entry by the undersigned into this Agreement, and subject to the undersigned's execution, delivery and non-revocation of this Agreement, the undersigned shall be entitled to the following payments and benefits:

(a)
Severance Payment. The Company shall pay and provide the undersigned with a severance payment of $5,500,000 (i.e., twenty-four (24) months of the undersigned's current base salary of $1,250,000, plus 200% of the undersigned's current target annual bonus of 120% of base salary), to be paid in a lump sum on the first payroll date after which the General Release has become irrevocable (the “Severance Pay”).

(b)	Equity Award Treatment.

i.
Stock Options. The undersigned currently holds 1,875,805 options to acquire common stock of the Company (the “Options”), of which 1,199,161 Options will be vested as of the Separation Date and 676,644 Options will be unvested as of the Separation Date. The Company agrees to take such steps as are necessary such that, except as provided in Appendix 1 (as defined below), vested Options held by the undersigned shall remain exercisable until the earlier of (x) two (2) years following the Separation Date and (y) the expiration of the applicable term of the Option. All unvested Options held by the undersigned on the Separation Date shall immediately terminate and be forfeited on the Separation Date. In addition, the Company hereby waives the requirements set forth in Section 4 of the Stock Option Agreement, dated as of February 7, 2006, between the undersigned and the Company.

ii.
Performance Stock Units. The undersigned currently holds (at target levels of performance) an award of 60,268 performance stock units granted to the undersigned on February 9, 2011. The Company agrees to take such steps as are necessary such that (i) such performance stock units shall remain outstanding until March 21, 2014 (the “PSU Vesting Date”) as if the undersigned's employment had continued until the PSU Vesting Date, (ii) as of the PSU Vesting Date, the undersigned shall become vested in 38.8% of the number of performance stock units that would have vested had the undersigned's employment continued until the PSU Vesting Date and (iii) such vested performance stock units shall be settled in shares of common stock of the Company in accordance with the terms governing those awards and not later than the date on which performance stock units held by continuing employees are settled. After giving effect to the immediately preceding sentence, all unvested performance stock units held by the undersigned shall immediately terminate and be forfeited on the PSU Vesting Date.

(c)
Health Benefits. Provided that the undersigned properly elects to receive continued health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and subject to clause (iii) of this Section 2(c):

i.	Until the eighteen (18) month anniversary of the Separation Date, the Company shall provide, at no expense to the undersigned, for the undersigned's continued participation in the medical, dental and vision plans of the Company at the levels as in effect as of the Separation Date.

ii.
In addition, within thirty (30) days following the eighteen (18) month anniversary of the Separation Date, the Company shall pay the undersigned a lump sum cash payment equal to six (6) times the monthly COBRA premium associated with the undersigned's continued participation in the medical, dental and vision plans of the Company at the same level of coverage as elected by the undersigned at the time of his enrollment for COBRA coverage. The undersigned acknowledges that any cash payment made pursuant to this Section 2(c)(ii) will be taxable income to the undersigned.

iii.
Notwithstanding anything to the contrary in this Section 2(c), the undersigned's entitlement to any benefits or payments under this Section 2(c) shall cease on such date that the undersigned becomes eligible to receive health insurance coverage from another employer group health plan due to his employment with a future employer.

(d)
Other Company Group Employee Benefits. The Company shall pay the undersigned the vested benefits under the employee benefit plans of the Company Group in which he participates; however, for the avoidance of doubt, the benefits set forth in Section 2(a) of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by any member of the Company Group.

(e)
Outplacement Services. Until the earlier of (x) the six (6) month anniversary of the Separation Date and (y) the undersigned beginning to work for a future employer, the Company shall provide the undersigned with a temporary office at the offices of Lee Hecht Harrison, 8175 Creekside Drive, Suite 202, Kalamazoo, Michigan 49024.

3.	Additional Agreements. The Company and the undersigned further understand and agree as follows:

(a)
Accrued Payments. On the next regular payroll date following the Separation Date, the Company shall pay the undersigned all of the undersigned's earned wages and accrued but unused vacation through the Separation Date. To the extent not paid prior to the Separation Date, the Company shall also pay the undersigned his annual bonus payment for the 2011 fiscal year in the amount of $1,166,631 on the date that the continuing members of management are paid annual bonuses.

(b)
Separation. The undersigned confirms that, as of February 8, 2012, he resigned from the positions of President and Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company, and from each other officer or director position held with any member of the Company Group. The undersigned acknowledges that, from and after February 8, 2012, the undersigned was no longer authorized to conduct business on behalf of any member of the Company Group, including but not limited to entering into contracts on behalf of any member of the Company Group. The undersigned further agrees that he resigns as an employee of the Company at the close of business on the Separation Date.

(c)
Company Property. To the extent that the undersigned has not already done so as of the date of this Agreement, promptly following the Separation Date, the undersigned shall return to the Company (1) all property of the Company Group, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company Group. Notwithstanding the foregoing, the undersigned may retain his I-Pad and BlackBerry after providing the Company with the opportunity to erase all data and applications from those devices that include property of the Company Group.

(d)
Cooperation and Assistance. Following the Separation Date, the undersigned shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which the undersigned had knowledge during his employment with the Company. In addition, during the twelve (12) month period following the Separation Date, the undersigned shall make himself reasonably available to assist the Company in matters relating to the transition of his prior duties to other employees of the Company (including his successor), as may be reasonably requested by the Company. The Company shall reimburse the undersigned for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance; provided that any such expense exceeding $1,000 shall require the advance consent of the General Counsel of the Company.

(e)
Non-disparagement. The undersigned shall not make any statements, directly or indirectly, to any third party that are intended to, or could reasonably be expected to, damage the business or reputation of any Company Released Party. The Company shall not, and shall use its reasonable best efforts to cause each of its executive officers and directors to not, make any statements to any third party (other than to its attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage the undersigned's business or reputation. Nothing in this Section 3(e) shall be interpreted, however, to preclude either party (or, in the case of the Company, its affiliates, officers and directors) from making any truthful statements about the other to the extent (i) made as a witness or in a court filing or otherwise required by applicable law or regulation, in connection with any litigation (regardless of whether between the parties), (ii) required in the course of any regulatory or administrative inquiry, review or investigation, or (iii) made in response to a disparaging statement made by the other party or, in the case of the undersigned, an executive officer or director of the Company.

(f)
Survival of Restrictive Covenants. As a condition to the payment and continued receipt of the severance benefits provided in Section 2(a), the undersigned agrees that, for twenty-four (24) months following the Separation Date, he shall be subject to the restrictive covenants set forth on Appendix 1 (the “Restrictive Covenants”) as if fully set forth in this Agreement.

4.
Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and the undersigned do hereby acknowledge and agree as follows:

(a)	That the General Release specifically applies to any rights or claims the undersigned may have against the Company or any party released herein under the ADEA;

(b)	That the General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(c)
That the General Release shall be revocable by the undersigned for a seven (7) day period following execution of this Agreement, and accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period; and

(d)
That the undersigned has been advised to consult with an attorney prior to signing this Agreement and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and that, if the undersigned executes this Agreement prior to such twenty-first (21st) day, the undersigned acknowledges that he has waived his right to consider during the remainder of such period.

(e)	The undersigned acknowledges that in deciding whether or not to execute this Agreement, he has not relied on any representations or statements not set forth in this Agreement.

5.
In consideration of and subject to the terms and conditions set forth herein, the Company, on behalf of itself and the Company Group, hereby releases and forever discharges and covenants not to sue the undersigned or his affiliates, heirs, executors, administrators or assigns (both individually and in their official capacities) (all of the foregoing, collectively, the “Executive Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Company Group ever had, now has or which the Company Group's successors and assigns now have, or any of them hereafter can, shall or may have arising by reason of or related to the undersigned's employment with or termination of employment from the Company Group. The Company, on behalf of the Company Group, further agrees, promises and covenants that, to the maximum extent permitted by law, neither it, nor any Person acting on its behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Executive Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case which are released by this release by the Company and not excepted herein. The Company represents, as of the date hereof, that it is not aware of any basis for a claim by it against the undersigned that is described in this Section 5. Notwithstanding the foregoing, this release by the Company does not release or waive the Company Group's right or claim to (x) any benefit set forth in this General Release, (y) any claim that the undersigned has breached this Agreement, or (z) any claim that the undersigned has committed a crime or engaged in acts or omissions to act constituting gross negligence or fraud or other willful misconduct.

6.
Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the undersigned and the Company of the applicable provision without violating the provisions of Section 409A.

7.	Attorneys Fees. The Company agrees to reimburse the undersigned for up to $12,500 of attorneys fees incurred by him for the negotiation and documentation of this Agreement.

8.
Miscellaneous. All payments to be made or benefits to be provided to the undersigned in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. No party to the Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld. The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its conflicts of law principles. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This Agreement constitutes the entire agreement and understanding between the Company and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and the Company relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service to the parties at the addresses contained in the records of the Company (which each party shall update as necessary from time to time). This Agreement may be executed in counterparts (including via facsimile or .pdf file).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned and the Company as of the first date written above.
/s/ Stephen P. MacMillan
Stephen P. MacMillan

STRYKER CORPORATION
By: /s/ Curt R. Hartman
Name: Curt R. Hartman
Title: Interim Chief Executive Officer

Appendix 1
Restrictive Covenants

1.	Covenant Not to Compete; Nonsolicitation.
(a)Except with the prior written consent of the Company authorized by a resolution adopted by the Board of Directors of the Company, for a period of two (2) years after the Separation Date, Stephen P. MacMillan (the “Executive”) will not, directly or indirectly, (i) own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any business which is competitive with (x) the businesses of the Company or any of its subsidiaries or affiliates (the “Company Group”) as of the Separation Date or (y) any prospective business activity of any member of the Company Group to which any member of the Company Group has devoted more than de minimis resources in considering prior to the Separation Date (each, a “Competitor”), or (ii) act as a Competitor in an individual capacity; provided, that (A) in no event shall ownership by the Executive of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered a violation of this Section 1(a), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof and (B) this provision shall not bar the Executive from providing services to a Competitor, the business of which is diversified and includes at least one business unit which, standing alone, would not be a Competitor (a “Noncompeting Business Unit”), and the Executive's services relate solely to one or more Noncompeting Business Units. If the Executive commences to provide services to a Competitor, the Executive will provide the Company written assurances satisfactory to the Company that indicate that the Executive will not, directly or indirectly, provide services other than to one or more Noncompeting Business Units for a period of two (2) years following the Separation Date. The Executive acknowledges that the Company may also require, and will use his reasonable best efforts to assist the Company to obtain, such written assurances from the Competitor.

(b)Except with the prior written consent of the Company authorized by a resolution adopted by the Board of Directors of the Company, for a period of two (2) years after the Separation Date, the Executive shall not, directly or indirectly:
i.take any action to solicit or divert any material business or customers away from any member of the Company Group;
ii.induce customers, potential customers, suppliers, agents or other Persons under contract or otherwise associated or doing business with any member of the Company Group to terminate, reduce or alter any such association or business; or
iii.induce any person who is, or within twelve (12) months prior to the date of such contact, inducement or solicitation was, employed by any member of the Company Group to (A) terminate his or her employment, (B) accept employment with another Person, or (C) interfere with the customers or suppliers of any member of the Company Group or otherwise interfere with any member of the Company Group in any manner.

(c)The restrictions set forth in this Section 1 are considered by the Executive and the

Company to be reasonable. However, if any such restriction is found to be unenforceable by a court of competent jurisdiction because it extends for too long a period of time or over too great a range of activities or is too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, and the parties expressly request and authorize such court to amend the terms of this Section 1 in whatever manner necessary to render it valid and enforceable to the maximum extent permitted by law.

2.Preservation of Confidential Information. The Executive recognizes and acknowledges that, in his capacity as Chief Executive Officer of the Company and Chairman of its Board of Directors, he was in possession of information related to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) considered by the Company to be special, valuable and unique assets of the Company Group (the “Confidential Information”). The Executive will not, at any time, disclose any such Confidential Information to any Person for any reason or purpose whatsoever without the prior written consent of the Company, unless such information shall have previously become public knowledge (other than by reason of the Executive's breach of this Section 2) or unless required by law to disclose such Confidential Information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no geographical or territorial restriction.

3.Remedies. In the event of a breach or threatened breach by the Executive of the provisions of Section 1 or 2 of this Appendix, the Company shall be entitled to an injunction restraining the Executive from violating either of said provisions, or any other remedy, including the recovery of damages from the Executive. In the event that the undersigned engages in a material breach of the Restrictive Covenants, upon a final non-appealable judicial determination that the undersigned has engaged in such a breach, within five (5) business days after such determination, the undersigned shall repay to the Company the following amounts: (i) the Severance Pay, (ii) the portion of the gain realized from the exercise of any Option that is allocable to any increase in the value of the Company's common stock occurring more than thirty (30) days after the Separation Date, and (iii) the proceeds realized upon vesting of performance stock units upon the PSU Vesting Date. If such determination occurs prior to the PSU Vesting Date, the undersigned's rights in respect of the performance stock units shall be forfeited. Any Option that has not been exercised as of the date of such determination shall be forfeited.

4.Prior Compliance. The Executive represents and warrants to the Company that, if the terms of this Appendix had been in effect prior to the Separation Date, he would not have been in material breach of the terms of this Appendix.

5.Capitalized Terms. Capitalized terms used but not defined herein shall have the same meaning as in the Resignation Agreement to which this Appendix is attached.